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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

                                MANAGING DIRECTOR

THE UNDERSIGNED

1. WEBSIDESTORY HOLDING B.V. I.O., (i) a company with limited liability, to be incorporated under the laws of the Netherlands,, (ii) a wholly-owned subsidiary of WebSideStory, Inc. a California corporation located in San Diego, California (hereinafter, "WebSideStory, Inc."), (iii) having its registered office in (1077 LX Amsterdam, the Netherlands, at the Albrecht Durerstraat 37 2 hg, and (iv) represented by Mr. Daniel Guilloux, hereinafter referred to as the "Company";

and

2. MR. DANIEL JOSEPH MARIE GUILLOUX, residing in (1077 LX) Amsterdam, the Netherlands, at the Albrecht Durerstraat 37 2 hg, hereinafter referred to as the "Director";

Jointly referred to as the "Parties".

WHEREAS:

- The Director has been appointed as managing director ("statutair directeur") of the Company as per 1 July 2000 in a resolution of the shareholder(s) dated August 4, 2000, which appointment has been subsequently accepted by the Director;

- The Parties wish to enter into an employment agreement and wish to lay down the terms and conditions of their employment in this employment agreement (hereinafter referred to as: the "Employment Agreement");

HAVE AGREED AS FOLLOWS:

   ARTICLE 1- COMMENCEMENT AND DURATION OF THE EMPLOYMENT AGREEMENT

1.1   The Director shall be employed by the Company as of 1 July 2000.


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1.2   The Employment Agreement is entered into for an indefinite period of time.

1.3 The Company may terminate the Employment Agreement by giving six (6) months notice and the Director may terminate the Employment Agreement by giving three (3) months notice, such term of notice to expire on the last day of any calendar month, provided, however, that in the event that on or before July 1, 2001, either (a) John J. Hentrich is no longer either the President or CEO of WebSideStory, Inc. or (b) there is a change in control of WebSideStory, Inc. before July 1, 2001, the Company may terminate the Employment Agreement by giving twelve (12) months notice and the Director may terminate the Employment Agreement by giving six (6) months notice, such term of notice to expire on the last day of any calendar month. Notice as aforesaid must be given in writing, by means of a letter sent by registered delivery.

1.4 The Employment Agreement shall terminate by operation of law, without any prior notice being required, on the last day of the calendar month in which the Director reaches the pensionable age (at present the age of 65).

   ARTICLE 2- FUNCTION AND SCOPE OF DUTIES

2.1 The Director shall be employed in the position of managing director ("statutair directeur"). The Director will also hold the title in WebSideStory, Inc. of "Vice President and General Manager, Europe."

2.2 The Director shall look after the interests of the Company to the utmost of his powers, skills and ability. The Director shall perform to the best of his abilities all tasks and services under the laws of the Netherlands and as laid down in the articles of association of the Company.

2.3 The Director shall faithfully execute the instructions as may be given to him from time to time by the general meeting of shareholders of the Company.

2.4   The position of the Director may require frequent travelling abroad.

   ARTICLE 3- SALARY AND HOLIDAY ALLOWANCE

3.1   Salary

      The Director shall receive a salary of 164,635 Euros gross per year (hereinafter: the "Gross Salary") payable in twelve equal instalments at the end of each month after deduction of social security premiums, tax payments or other obligatory or agreed sums, on the bank account of the Director.

                                                                             (2)
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3.2   Holiday allowance

      The Gross Salary includes an 8% holiday allowance in the 164,635 Euros gross amount.

   ARTICLE 4- VARIABLE REMUNERATION

4.1   Bonus

      The Director shall be entitled to up to a U.S.$75,000 bonus through Q-1 2001 as follows: (i) U.S.$45,000 contingent upon the Company recording revenues in accordance with the revenue recognition policies of WebSideStory, Inc. that are equal to or exceeding U.S. $1,200,000 with expenses less than U.S. $1,200,000 through December 31, 2000 and (ii) U.S.$30,000 for attaining Q-1 2001 financial objectives established by the CEO of WebSideStory, Inc. in Q4 2000. The CEO of WebSideStory, Inc. shall also establish a bonus plan for Q2-Q4 2001 in the amount of U.S.$75,000 and with such terms and conditions, as he shall decide in his discretion.

4.2   Share options

      The Director shall be eligible to participate in WebSideStory, Inc.'s stock option plan, as previously made available to the Director. Director shall be granted stock option pursuant to the plan to purchase 525,000 shares (pre reverse split). The overall options will be subject to standard 4 year vesting, but the vesting of 80,000 options will accelerate and be immediately vested and fully exercisable based on attainment of FY2000 financial objectives referenced in Section 4.4 above.

4.3   Company car

The Company shall pay to the Director a monthly company car allowance of 1200 Euros for the purpose of leasing an automobile. Fuel and maintenance costs, will also be reimbursed in addition to the monthly allowance, but the parties estimate the fuel and maintenance will cost approximately 600 Euros per month.

Subject to foregoing and Section 5.1, the Company shall bear all reasonable costs related to the use of the company car, except for any personal income tax to be paid for the private use of the company car. In the event that for any reason Director's employment by the Company is terminated prior to the termination or expiration of any lease for a company

                                                                             (3)
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car, the rights and duties of the automobile lease will belong to the Company, and not to the director.

   ARTICLE 5- EXPENSES

5.1   Expenses generally

Reasonable expenses wholly and necessarily incurred in the course of the performance of his duties by the Director (including travel expenses) shall, subject to approval by the Company, be reimbursed against presentation of receipts or other appropriate proof of such expenses.

5.2   Telephone expenses

The Company shall reimburse the actual business related expenses of the Director regarding the use (costs of subscription and conversation) of his telephone at home and his mobile phone (incl. car equipment), against presentation of receipts or other appropriate proof. The Company shall withhold an amount for the private use of the telephone for tax related reasons.

5.3   PC, fax, printer

The Company shall make available to the Director for usage at home a Personal Computer, fax and printer and bear all costs regarding the use of this equipment, against presentation of receipts or other appropriate proof, subject to relevant tax legislation. Any such equipment shall remain the property of the Company and Director shall return them to the Company upon any termination of Director's employment by the Company.

   ARTICLE 6- PENSION

6.1 The Company shall provide the Director with a pension arrangement in an amount and of a nature to be determined by the CEO of WebSideStory, Inc. in his sole discretion.

6.2   Illness

                                                                             (4)
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In the event of illness, injury or any other incapacity of the Director, the
Company shall pay to the Director 100% of his last earned gross monthly salary, during a maximum period of 52 weeks.

   ARTICLE 7- INSURANCES

7.1   Health care insurance

The Company shall reimburse 60% of the premiums of the health care insurance of the Director and his direct family. Personal tax and social security consequences (if any) shall be for the account of the Director.

7.2   Collective disability insurance

The Director shall participate in a collective disability insurance in an amount and of a nature to be determined by the CEO of WebSideStory, Inc. in his sole discretion.

   ARTICLE 8- WORKING HOURS, OVERTIME AND HOLIDAYS

8.1   Working hours

      The usual number of working hours shall be 40 per week.

8.2   Overtime

      The Director is expected to work reasonable overtime if and to the extent that the smooth conduct of business would require so. No compensation for work in overtime is provided, as it is deemed to be included in the salary and fringe benefits as determined in the Employment Agreement.

8.3   Holidays

      The Director shall be entitled to 25 paid personal holidays (or paid vacation days) per calendar year in addition to public holidays in effect in Amsterdam, Netherlands. There will be no reimbursement for holidays that are not used by Director, unless Director's employment is terminated during a calendar year, in which case the number of unused earned holidays during the calendar year in which he is terminated will be paid to Director upon termination at based upon a daily rate of 1/365th of the Director's then current annual gross base salary.

                                                                             (5)
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   ARTICLE 9- SIDE ACTIVITIES

The Director is not allowed to undertake other professional activities during the term of the Employment Agreement, except with the prior written consent of the Company, irrespective of whether or not the Director receives financial compensation for these activities.

   ARTICLE 10- NON-COMPETITION

10.1 The Director shall not during the term of the Employment Agreement and for a period of 12 months thereafter, directly or indirectly, work for or assist or advise a competitor, or establish or acquire a business which is or could be in competition with the Company's business and/or the business of any of its subsidiaries and/or of its affiliated companies, or assist, advise or participate in the establishment or acquisition of such business. The Director shall not, directly or indirectly, (attempt to) call upon, solicit, divert or take away any of the customers, business or Directors of the Company or its subsidiaries or affiliated companies.

10.2 The term "competitor" shall mean any business concerning or relating to the providing of Internet related information and data services.

   ARTICLE 11- SECRECY

11.1 Except with the prior written approval of the Company, the Director shall not, during the term of the Employment Agreement and thereafter, disclose to any third party or use for his own benefit any information concerning the business of the Company or any of its subsidiaries or affiliated companies which has become known to the Director. "Information concerning the business" includes, without limitation, all business, organisational and technical knowledge, know-how, proprietary or confidential information, names or addresses of customers of the Company or any of its subsidiaries or affiliated companies and any other information which is known only to a limited number of persons and which is not intended to become known outside of the Company or any of its subsidiaries or affiliated companies.

11.2 All written and other records and all tangibles concerning the Company or any of its subsidiaries or affiliated companies and their businesses which are in the possession of the Director, shall be carefully kept and shall be immediately returned to the Company or any of its subsidiaries or affiliated companies upon their request and in any case upon the termination of the Employment Agreement. The Director hereby waives any right of retention in respect of such records or tangibles mentioned herein.

                                                                             (6)
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   ARTICLE 12- INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

12.1 During the term of the Employment Agreement and within a period of one year thereafter, all rights, including intellectual and/or industrial property rights, to any product, work, creation and/or performance ("objects"), amongst others inventions, models, databases, trade marks, trade names, designs, computer programs, which the Director, independently or in cooperation, has made, created or invented, belong to the Company, irrespective of whether the objects of intellectual and/or industrial property rights have been created during or outside working hours and irrespective of the nature of the Employment Agreement.

12.2 The Director shall inform the Company immediately if he has made, created or invented an object of intellectual or industrial property right. If needed and pursuant to the request of the Company, the Director shall immediately transfer the intellectual and/or industrial property rights to the Company.

12.3 The Director shall take all measures that are necessary or desirable to ensure the appropriate form of protection for the intellectual and/or industrial property rights. In case protection of the intellectual and/or industrial property rights has to be established by a filing procedure or request procedure, such procedure shall be carried out exclusively, if possible, on behalf and for the benefit of the Company.

12.4  The Director acknowledges that the Gross Salary, as referred to in Article
3.1 of the Employment Agreement, includes a compensation for any loss of intellectual and/or industrial property rights.

   ARTICLE 13- PENALTY

In the event of a breach of any of the provisions as mentioned in the Articles 11, 12, 13 and 14 of the Employment Agreement with respect to side activities, non-competition, secrecy and/or intellectual and industrial property rights, the Director shall forfeit to the benefit of the Company, without any prior notice or judicial intervention being required, an immediately payable penalty of Euro 25,000 for any such breach and a penalty of Euro 500 for each day or part of a day that any such breach shall continue, without the Company being required to prove any damage or loss and without prejudice to the right of the Company and to the right of its subsidiaries or affiliated companies to demand observance of any of the provisions or to demand damages instead of the penalty. It is noted that as far as the aforesaid penalty refers to the non-competition clause, this provision deviates explicitly from the articles 7:650 par. 3, 4 and 5 of the Dutch Civil Code.

   ARTICLE 14- GENERAL

                                                                             (7)
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14.1  The Employment Agreement is governed by the laws of the Netherlands.

14.2 Any amendments or additions to the Employment Agreement shall be agreed upon by the Parties in writing, signed by the Parties.

14.3 Should any provision of the Employment Agreement be or become invalid, the validity of the other provision(s) shall not be affected thereby.

14.4 The Director shall inform the Company of any change of address or personal circumstances.

14.5  Severance: Stock Vesting

In the event of a change in control of WebSideStory, Inc., if Director is involuntarily terminated within one year after such change in control for reasons other than failure to satisfy financial objectives established before the change of control by the CEO of WebSideStory, Inc. or for a major company rule violation or an illegality, then 50% of the Director's then remaining unvested options shall immediately vest and be exercisable but otherwise subject to the same terms and conditions for exercise as apply to any other previously vested shares.

The Employment Agreement has been signed in duplicate.

By:  /s/ Daniel Guilloux               By: /s/ Daniel Guilloux
WebSideStory Holding B.V. i.o          Name: Daniel Guilloux, an individual
Name:    Daniel Guillox                Date: _________________________
Title: Director                        Place: San Diego, California
Date: ___________________
Place: San Diego, California

Accepted and Agreed also by:
WebSideStory Inc.
By:  /s/ John Hentrich
Name: John J. Hentrich
Title:   President & Chief Executive Officer
Date:
Place: San Diego, California

                                                                             (8)
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               ATTACHMENT A TO DANIEL GUILLOX EMPLOYMENT AGREEMENT

Houtsch/employment agreement WebSideStory

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